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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) August 22, 2005

                              BRE Properties, Inc.
             (Exact name of registrant as specified in its charter)

           Maryland                    1-14306                  94-1722214
 (State or other jurisdiction      (Commission File           (IRS Employer
      of incorporation)                Number)             Identification No.)

 525 Market Street, 4th Floor, San Francisco, CA                  94105
     (Address of principal executive offices)                   (Zip Code)

        Registrant's telephone number, including area code (415) 445-6530


          (Former name or former address if changed since last report)

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Item 8.01    Other Events

On August 22, 2005, we announced the board of directors approved regular common and preferred stock dividends for the quarter ending September 30, 2005. All common and preferred dividends will be payable on Friday, September 30, 2005 to shareholders of record on September 15, 2005.

The quarterly common dividend payment of $0.50 is equivalent to $2.00 per common share on an annualized basis, and represents a yield of approximately 4.9% on the closing price on Friday, August 19, 2005 of $41.00 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company's founding in 1970.

The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE Properties

BRE Properties--a real estate investment trust--develops, acquires and manages apartment communities convenient to its residents' work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 84 apartment communities totaling 23,826 units in California, Arizona, Washington and Colorado. The company currently has nine other properties in various stages of development and construction, totaling 2,339 units, and joint venture interests in two additional apartment communities, totaling 488 units.

Item 9.01    Financial Statements and Exhibits.

(c)     Exhibits

99.1       Press Release issued by BRE Properties, Inc. August 22, 2005.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 BRE Properties, Inc.
                                                 (Registrant)


Date: August 22, 2005                            By: /s/ Edward F. Lange, Jr.
                                                     ---------------------------
                                                     Edward F. Lange, Jr.
                                                     Executive Vice President,
                                                     Chief Financial Officer and
                                                     Secretary